EXHIBIT INDEX

1.  Consent of Arthur Andersen LLP

2.  Financial Data Schedule for Government Mortgage Fund

3.  Financial Data Schedule for Utility Fund Class A

4.  Financial Data Schedule for Utility Fund Class C

5.  Financial Data Schedule for Equity Fund Class A

6.  Financial Data Schedule for Equity Fund Class C

7.  Amended Rule 18f-3 Plan Adopted with Respect to the Multiple
    Class Distribution System

8.  Power of Attorney for John R. Delfino